UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: October 5, 2011

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The information required by this Item is included in Item 2.03 below and is incorporated into this Item 1.01 by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 30, 2011 (the “Effective Date”), North American Breaker Co., Inc., a California Corporation (“NABCO”) and a wholly owned subsidiary of Signature Group Holdings, Inc., a Nevada corporation (the “Company”), completed a $16.0 million debt financing transaction (the “Financing”) with Pacific Western Bank (the “Lender”).  The Financing was completed pursuant to the terms of two business loan agreements, one of which provides for a term loan and the second of which provides for a  revolving, asset-based loan (each a “Loan Agreement” and collectively, the “Loan Agreements”).  As a result of the Financing, NABCO repaid the Company $12.5 million that was previously used to acquire NABCO on July 29, 2011.  Although the Company is not a borrower, obligor nor a guarantor under the Loan Agreements, NABCO is a material operating subsidiary of the Company and this Financing is material to the Company.

Pursuant to the Loan Agreement, on the Effective Date, NABCO borrowed $8.0 million in term debt (the “Term Loan”), which matures on September 29, 2016 (the “Term Loan Maturity Date”) and is subject to annual principal payments of 10% of the original principal amount of the Term Loan in year 1, 15% of the original principal amount of the Term Loan in each of years 2 and 3, 20% of the original principal amount of the Term Loan in each of years 4 and 5, with a balloon payment of any remaining principal balance due at maturity on the Term Loan Maturity Date. Additionally, on the Effective Date, NABCO borrowed $4.6 million of an $8.0 million revolving loan (the “Revolving Loan”) that matures on September 29, 2014 (the “Revolving Loan Maturity Date”).  The Term Loan has a variable interest rate based upon the Lender’s Base Rate plus 1.00% per annum, which is equivalent to 5.00% today.  The Revolving Loan has a variable interest rate based upon the Lender’s Base Rate, which is equivalent to 4.00% today.  Pursuant to the terms of the Loan Agreements, the interest rate shall increase by 5.00% per annum in the event of a default of such loan.  The Term Loan and the Revolving Loan are both secured by all of NABCO’s assets.

Advances under the Revolving Loan are subject to a borrowing base.  The borrowing base is calculated by a formula, which is based on 80% of NABCO’s eligible accounts receivable plus 60% of NABCO’s eligible inventory, not to exceed $5.0 million, less reserves as further described in the Loan Agreement.

The Loan Agreements require NABCO to maintain compliance with a number of financial covenants including: (i) a minimum Debt Service Coverage Ratio of 1.35 to 1.00; (ii) a maximum senior debt to adjusted EBITDA ratio of 2.50 to 1.00, declining in 2012 and 2013 as described in the Loan Agreements; (iii) a maximum total debt to adjusted EBITDA ratio of 3.25 to 1.00, declining in 2012 and 2013 as described in the Loan Agreements; (iv) a minimum effective tangible net worth; and (v) positive quarterly profitability. The Loan Agreements also contain market-standard, negative covenants including, but not limited to, restrictions on incurring additional debt or granting liens.  NABCO is required to provide monthly and annual collateral and financial reporting to the Lender.

Proceeds of the Financing were used to repay existing indebtedness of NABCO in the amount of $12.5 million, which was due to the Company, as well as provide for the ongoing needs of NABCO’s business, including the payment of approximately $0.1 million in fees and expenses associated with the Financing.

The foregoing description of the Financing is qualified in its entirety by the terms of the Loan Agreements, copies of which are filed as Exhibit 10.1 and 10.2 hereto and incorporated herein by reference.

Item 8.01  Other Events

On October 5, 2011, the Company issued a press release announcing the Financing. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Title
10.1	Business Loan Agreement, dated September 29, 2011, among North American Breaker Co., Inc. and Pacific Western Bank
10.2	Business Loan Agreement (Asset Based), dated September 29, 2011, among North American Breaker Co., Inc. and Pacific Western Bank
99.1	Press Release, dated October 5, 2011, issued by Signature Group Holdings, Inc. announcing the financing between North American Breaker Company, Inc. and Pacific Western Bank.
________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Kyle C. Ross
Name:	Kyle C. Ross
Title	Executive Vice President and Interim Chief Financial Officer

Dated October 5, 2011